Exhibit 4.1

AMENDMENT NO. 2 TO

THE GAP, INC.

1999 STOCK OPTION PLAN

THE GAP, INC., having adopted The Gap, Inc. 1999 Stock Option Plan (the “Plan”) effective as of March 29, 1999, and having amended the Plan on one subsequent occasion, hereby again amends the Plan as follows:

1. A new Section 4.4 is added immediately after Section 4.3 to read as follows:

4.4. Plan Merger. Notwithstanding any contrary Plan provision, the Plan shall be merged into The Gap, Inc. 2002 Stock Option Plan (the “2002 Plan”) effective as of December 13, 2002 (the “Plan Merger Date”), with the 2002 Plan being the surviving plan. Accordingly, the Shares that were available for future grant under the Plan immediately before the Plan Merger Date, the Shares that are subject to outstanding Options, and any Shares that are returned to the Plan pursuant to Section 4.2, shall be issuable under the 2002 Plan.

2. This Amendment No. 2 to the Plan shall be effective as of December 13, 2002.

IN WITNESS WHEREOF, The Gap, Inc., by its duly authorized officer, has executed this Amendment No. 2 to the Plan on the date indicated below.

Dated: February 7, 2003	THE GAP, INC.

/s/ ANNE B. GUST
Anne B. Gust Executive Vice President and Chief Administrative Officer